Source:  Omagine, Inc.
For Immediate Release

            Oman Government Approves Commercial
                 Terms For Omagine Project
            -----------------------------------

NEW YORK, May 12, 2008 (PRIME NEWSWIRE) ----- Omagine, Inc. (OTCBB: OMAG), (the "Company") today announced it received an official letter from the Government of Oman (the "Government") formally approving the terms by which the Omagine Project will be developed (the "Approval Letter").

The Company is required to formally notify the Government in writing by May 30, 2008 of its approval of the Approval Letter and furnish the Government with various confirmations relating to shareholders of the Project Company and elements of the Project.

The Company's president, Frank J. Drohan said: "We are gratified by this final approval and pleased with the results. Our carefully chosen strategic investor partners including CCC, Bank Muscat and local Omani business persons are committed to delivering this signature project for the people of the Sultanate of Oman. Our attorneys are now concluding the Development Agreement with the Ministry of Tourism and we and the Government look forward to signing it within the next several weeks."

The Omagine Project is an elegant and sophisticated blending of entertainment, hospitality, retail and residential elements, with heritage, educational and cultural components.

Located on over 240 acres of prime beach front property just minutes from Muscat International Airport and downtown Muscat, Omagine's jewel like architecture will mark the place and set new standards. The Project includes retail, hotel and commercial office elements and several hundred thousand square meters of distinctive residences in an incomparable location.

"When completed in four or five years, Omagine will be the destination in Oman for tourists, business travelers and the local population and will play a major role in the Sultanate's burgeoning tourism sector." commented Drohan.

The Company is the majority shareholder of the Project Company

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which will own and develop the Omagine Project.



About Omagine, Inc.
-------------------

Omagine, Inc. is primarily involved in the real-estate development, entertainment and hospitality industries in the Middle East and North Africa. Through its wholly owned subsidiary Journey of Light, Inc., the Company will design, develop, build, own and operate the Company's planned $1.5 billion plus tourism project in the Sultanate of Oman.


About the Omagine Project
--------------------------

The Company's planned Omagine Project is an integration of cultural, heritage, educational, entertainment and residential components. As presently planned, the Omagine Project will be located on approximately one million square meters of beachfront land facing the Gulf of Oman just west Muscat -- the capital city of the Sultanate of Oman and near Muscat International Airport.

The Omagine Project also includes several hundred thousand square meters of residential property that will be developed for sale. Significant commercial, retail and hospitality elements are also included. The Omagine Project is expected to take between 4 to 5 years to complete.

For further details on the Omagine Project: www.omagine.com.

Investors are encouraged to visit Omagine's Investor Relations
Hub at: http://www.agoracom.com/IR/Omagine or contact
OMAG@agoracom.com where they may join the investor e-mail list and/or request receipt of all future press releases and updates in real time.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The risks and uncertainties that may affect the operations, performance development and results of the Company's business include but are not limited to: failure to sign the development agreement with the Government of Oman; the availability of financing for the Omagine Project; fluctuations in financial results, availability and customer acceptance of the Company's products and services, the impact of competitive products, services and pricing, general market trends and conditions, and other risks detailed in the Company's SEC reports.

CONTACT:

  Omagine, Inc.
  Corporate Inquiries
 (212) 563-4141

  Investor Relations
  AGORACOM Investor Relations
  http://www.agoracom.com/ir/omagine
  OMAG@Agoracom.com